EXHIBIT 99.1

SP Bancorp, Inc. Announces Revised Earnings for the Quarter and Year Ended December 31, 2011

PLANO, Texas, March 30, 2012 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), announced today a revision to its earnings for the quarter and year ended December 31, 2011. Net income for the quarter and year ended December 31, 2011 were $168,000 and $935,000, respectively. On February 7, 2012 the Company had announced quarterly and year net income of $300,000 and $1.1 million, respectively. The Company has revised its net income as a result of an updated appraisal received subsequent to the February 7, 2012 earnings release that reduced the carrying value of one of the Company's real estate owned properties. Details can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 which will be filed with the U.S. Securities and Exchange Commission on March 30, 2012.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

About SP Bancorp, Inc.

SP Bancorp, Inc. is the holding company for SharePlus Federal Bank, a federally chartered savings bank originally chartered in 1958. The Bank offers a full range of community banking products and services out of its headquarters and home branch office located in Plano, Texas and through five additional full-service branches, one of which is located in Plano, Texas; one of which is located near downtown Dallas, Texas; two of which are located in Louisville, Kentucky; and one of which is located in Irvine, California. Shares of the common stock of SP Bancorp, Inc. trade on the Nasdaq Capital Market under the ticker symbol "SPBC." The Company maintains a website at www.shareplus.com that includes information on the Company and the Bank, including the Bank's products and services, branch locations and hours, current Company financial information, and links to Company filings with the Securities and Exchange Commission.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

CONTACT: INVESTOR CONTACT
         Jeffrey Weaver, 972.931.5311